Company contacts:	Mark Burford, Director of Investor Relations
303.837.1661 or markb@whiting.com

Whiting Petroleum Announces Pricing of Public Offering of Common Stock

DENVER – November 16, 2004 – Whiting Petroleum Corporation (NYSE: WLL) announced today that its public offering of 7,500,000 shares of its common stock was priced at $29.02 per share to the public. Whiting also announced that the concurrent offering of 1,080,000 shares of Whiting common stock, currently outstanding, by an affiliate of Alliant Energy Corporation (NYSE: LNT) was priced at the same price per share.

Whiting expects the delivery of the shares to occur on November 22, 2004. Whiting has granted to the underwriters a 30-day option to purchase up to 1,125,000 additional shares of common stock at the same price per share solely to cover over-allotments, if any.

Assuming no exercise of the over-allotment option, Whiting will receive net proceeds from this offering of approximately $208.4 million after deducting underwriting discounts and commissions and estimated expenses of the offering. Whiting intends to use all of the net proceeds that it will receive from the offering to repay a portion of the debt outstanding under its bank credit agreement. The debt was incurred to fund recent acquisitions.

Merrill Lynch & Co. acted as sole book-running manager for the offering. This press release is not an offer to sell, nor the solicitation of an offer to buy, any securities. This offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s Web site at www.sec.gov.

About Whiting Petroleum

Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation and Equity Oil Company. Whiting Oil and Gas Corporation is a growing energy company based in Denver, Colorado that is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast, Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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